Exhibit 4.1

EXECUTION COPY

NORCROSS SAFETY PRODUCTS L.L.C.

and

NORCROSS CAPITAL CORP.

As Issuers

and

The GUARANTORS named herein

9 7/8% Senior Subordinated Notes due 2011

FIRST SUPPLEMENTAL INDENTURE

Dated as of July 19, 2005

Supplementing the Indenture dated as of August 13, 2003, among

Norcross Safety Products L.L.C., Norcross Capital Corp., as Issuers, the Guarantors and

Wilmington Trust Company, as trustee

WILMINGTON TRUST COMPANY

As Trustee

FIRST SUPPLEMENTAL INDENTURE dated as of July 19, 2005 (this “Supplemental Indenture”), is by and among Norcross Safety Products L.L.C., a Delaware limited liability company (the “Company”), Norcross Capital Corp., a Delaware corporation (“Capital”), the guarantors listed on the signature pages hereto (the “Guarantors” and, together with the Company and Capital, the “Issuers”) and Wilmington Trust Company, a Delaware banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers and the Trustee are parties to an indenture dated as of August 13, 2003 (the “Indenture”; capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Indenture), providing for the issuance by the Company and Capital of $152,500,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2011 (the “Notes”);

WHEREAS, Safety Products Holdings, Inc. has agreed to purchase from NSP Holdings L.L.C., the Company’s parent, all of the equity interests of the Company and NSP Holdings Capital Corp. (the “Acquisition”);

WHEREAS, pursuant to the Consent Solicitation Statement dated as of June 13, 2005 (the “Consent Solicitation”), the Company and Capital solicited consents from Holders of the Notes to (i) amend certain provisions of the Indenture, as set forth herein, and (ii) waive the Company’s obligations under the change in control covenant of the Indenture in connection with the Acquisition (the “Waiver”);

WHEREAS, Section 8.02 of the Indenture provides that the Issuers and the Trustee may amend the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”);

WHEREAS, the Requisite Consents to the amendments effected by this Supplemental Indenture and the Waiver have been received; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Issuers and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture, have been done;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                       Amendments.

(a)                                  Section 1.01 of the Indenture (Definitions) is hereby amended as follows:

(i)                                     The following definition is hereby added immediately following the definition of “GAAP”:

“GEPT” means General Electric Pension Trust and its Affiliates.

(ii)                                  The following definition is hereby added immediately following the definition of “Notes”:

“Odyssey” means Odyssey Investment Partners Fund III, LP and its Affiliates.

(iii)                               The definition of “Permitted Holders” is hereby amended by (a) deleting the words “the CIBC/Argosy Group, CIVC and John Hancock” and (b) replacing them with “Odyssey and GEPT”.

2.                                       Waiver.

The Holders have delivered the Requisite Consents in order to waive the Company’s obligations under the Change of Control covenant of the Indenture in connection with the Acquisition, which obligates the Company to commence an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes in the event of a Change of Control.

3.                                       Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Signature pages may be detached from counterpart documents and reassembled to form duplicate executed originals.

4.                                       Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the state of New York, without regard to principles of conflicts of law. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the state of New York in any action or proceeding arising out of or relating to this Supplemental Indenture.

5.                                       Execution as Supplemental Indenture.

This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

6.                                       Responsibility for Recitals, Etc.

The recitals herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Issuers of the Notes or of the proceeds thereof.

7.                                       Provisions Binding on the Issuer’s Successors.

All the covenants, stipulations, promises and agreements contained in this Supplemental Indenture by the Issuers shall bind their successors and assigns whether so expressed or not.

8.                                       Effective Time.

This Supplemental Indenture shall be deemed to be effective immediately prior to the consummation of the Acquisition and shall cease to be effective if the Acquisition is not consummated.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered as of the date first written above.

NORCROSS SAFETY PRODUCTS L.L.C.

By:	/s/ David F. Myers
Name: David F. Myers, Jr.
Title:

NORCROSS CAPITAL CORP.

By:	/s/ David F. Myers
Name: David F. Myers, Jr.
Title:

Guarantors:

MORNING PRIDE MANUFACTURING L.L.C.
NORTH SAFETY MEXICO HOLDINGS LLC
NORTH SAFETY PRODUCTS INC.
PRO-WARRINGTON L.L.C.

By:	/s/ David F. Myers
Name: David F. Myers, Jr.
Title:

[Opco Supp. Indenture]

WILMINGTON TRUST COMPANY,

as Trustee

By:	/s/ James J. McGinley
	Name:	James J. McGinley
	Title:	Authorized Signer

[Opco Supplemental Indenture]